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                                                             Exhibit (4)(j)(iii)

                       Metropolitan Life Insurance Company

                               One Madison Avenue
                            New York, New York 10010
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401(a)/403(a) PLAN ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the issue date of the Contract. The following provisions apply to a Contract which is issued under a plan qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended, ("Code"). In the case of a conflict with any provision in the Contract and any other Endorsements or Riders, the provisions of this Endorsement will control. The Contract is amended as follows:

1. The Annuitant of this Contract will be the applicable Participant under the Plan and the Owner of this Contract will be as designated in the Plan.

2. This Contract and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than the Company.

3. Notwithstanding any provision of this Contract to the contrary, the Contractholder, as trustee and owner of the Contract shall hold all Plan assets hereunder for the exclusive benefit of Plan participants and beneficiaries. This Contract shall be treated as a trust for purposes of section 401(f), and no portion of the amount deposited into the contract, or the earnings thereon may be used for, or diverted to, any purpose other than for the exclusive benefit of Plan participants and beneficiaries prior to the satisfaction of all liabilities with respect to such persons.

4. This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing Plan under which the Contract is issued. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of such Plan as determined by the Plan administrator, trustee or other designated Plan fiduciary. We shall be under no obligation under or by reason of issuance of this Contract either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such Plan or with applicable law, or (b) to administer such Plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing Plan of which this Contract is a part, we reserve the right to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by us to be necessary to establish or maintain the qualified status of such pension or profit-sharing Plan.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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Gwenn L. Carr
Vice-President & Secretary